BASF and D-Wave Announce Completion of Proof-of-Concept Project, Demonstrating Benchmark in Manufacturing Efficiency

D-Wave’s hybrid-quantum application achieved a reduction in projected scheduling time from 10 hours using an industrial-grade classical solver to five seconds

PALO ALTO, Calif.– November 5, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave”), a leader in quantum computing systems, software, and services, and BASF, one of the world’s leading chemical companies, today announced the completion of a joint proof-of-concept project that used a hybrid-quantum application to optimize manufacturing workflows in a BASF liquid-filling facility. The hybrid-quantum technology set a new benchmark for manufacturing efficiency, allowing reduction of production scheduling time from 10 hours to just seconds.
The BASF liquid-filling facility processes, fills and seals a significant number of bottles of liquid a month across several different products. The facility operations are highly complex and must be carefully timed and coordinated, from the arrival of tanks with liquid materials until the final products ship. Even the smallest delay could disrupt filling schedules, increase costs, and disrupt timely product deliveries. These challenges often exceed the capabilities of classical-only optimization technology to support rapid decision making in case of operational breakdowns and efficient operations, at scale.
BASF collaborated with D-Wave to build and test a hybrid-quantum application designed to improve efficiency in a production facility. The application was designed to minimize the total setup time required to switch between products, reduce the time to fully offload each tank, and minimize the overall tardiness of products relative to their scheduled due dates. The application was tested in a real-world production scenario to optimize task scheduling and liquid tank assignments while meeting business and quality requirements. The hybrid-quantum application outperformed an existing optimization solution across key operational metrics, reducing lateness by 14%, reducing setup times by 9%, and shortening tank unloading durations by up to 18%.
“This project showcases how hybrid-quantum computing can help address manufacturing and supply-chain operational bottlenecks and begin delivering measurable value where classical computing falls short,” said Dr. Alan Baratz, CEO of D-Wave. “We are thrilled to work with BASF and see these impressive, industry-defining results.”
“D-Wave’s hybrid quantum technology demonstrated in this proof-of-concept that it has the potential to significantly improve optimization tasks, delivering faster decisions and better outcomes than classical-only solutions,” said Ionel Rusu, quantum computing innovation management, BASF.
“We anticipated such results when we started working with D-Wave, but the project outcome has surpassed our expectations,” said Abhishek Awasthi, quantum computing scientist, BASF.
D-Wave believes this proof-of-concept project marks an important milestone on the path to deploying hybrid-quantum applications in production within the manufacturing and supply chain industries. The results demonstrate how hybrid-quantum technologies can be integrated into production systems to address complex operational challenges such as optimization, scheduling, and resource allocation.
Learn more about how D-Wave™ quantum optimization can help manufacturers today here.
About BASF
At BASF, we create chemistry for a sustainable future. Our ambition: We want to be the preferred chemical company to enable our customers’ green transformation. We combine economic success with environmental protection and social responsibility. Around 112,000 employees in the BASF Group contribute to the success of our customers in nearly all sectors and almost every country in the world. Our portfolio comprises, as core businesses, the segments Chemicals, Materials, Industrial Solutions, and Nutrition & Care; our standalone businesses are bundled in the segments Surface Technologies and Agricultural Solutions. BASF generated sales of €65.3 billion in 2024. BASF shares are traded on the stock exchange in Frankfurt (BAS) and as American Depositary Receipts (BASFY) in the United States. Further information at www.basf.com.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

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